Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of Petco Health and Wellness Company, Inc. for the registration of shares of its Class A common stock and to the incorporation by reference therein of our report dated April 5, 2021 with respect to the consolidated financial statements and schedule of Petco Health and Wellness Company, Inc., included in its Annual Report (Form 10-K) for year ended January 30, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

May 24, 2021